AMENDED & RESTATED SERVICES AGREEMENT

THIS SERVICES AGREEMENT made January 31, 2008.

B E T W E E N:

WAL-MART CANADA CORP., a corporation incorporated pursuant to the laws of the Province of Nova Scotia,

(hereinafter called "**Wal-Mart**")

OF THE FIRST PART;

- and -

PHOTOCHANNEL NETWORKS INC., a corporation pursuant to the laws of the Province of British Columbia,

(hereinafter called "**PhotoChannel**")

OF THE SECOND PART;

BACKGROUND:

A. PhotoChannel is the developer and owner of a proprietary Internet based digital imaging network solution permitting users to upload, manipulate, store, share and electronically deliver digital images for the production of photographs and gifting products (the "**System**").

B. PhotoChannel Networks Limited Partnership (**"PNLP"**), formerly the exclusive licensee for the System in Canada and exclusive service provider therefore, and Wal-Mart entered into a Services Agreement on April 11, 2003 (the "**Original Agreement**") under the terms of which, PNLP provided certain licenses and certain development, hosting, management and other services to Wal-Mart with respect to the System and the creation of a branded version thereof (the "**Original Site**").

C. Pursuant to the terms of the Original Agreement, PNLP assigned its rights and obligations under the Agreement to PhotoChannel on or about August 12, 2004.

D. Wal-Mart later required the development of a second branded version of the System for its Online Print Business (as such term is hereinafter defined) conducted through its SAM'S CLUB Canadian division which would be accessible on a separate site (defined later in this Agreement as the "**SAM'S CLUB Site**") and PhotoChannel agreed to develop the additional Branded System for the SAM'S CLUB Site as well as install, host and manage the SAM'S CLUB

Site and, in conjunction with the foregoing, the parties executed a supplementary services agreement on May 27, 2005 with respect to same (the "**Supplementary Agreement**"). The Supplementary Agreement required that certain changes be made to the Original Agreement and, accordingly, the parties also entered into an amending agreement on May 27, 2005 which amended the Original Agreement (the "**First Amending Agreement**").

E. Wal-Mart wishes to have PhotoChannel provide additional services, namely marketing services with respect to the Wal-Mart Site and the SAM'S CLUB Site and Wal-Mart's Online Print Business.

F. The parties also wish to make certain other changes to the Original Agreement (as amended) and the Supplementary Agreement (as amended) and, for the sake of clarity, wish to enter into an amended and restated services agreement encompassing and replacing each of the foregoing as at the date hereof.

THEREFORE, the parties therefore agree as follows:

ARTICLE 1
INTERPRETATION

1.1 **Definitions.** In this Agreement and in any amendments hereto (unless otherwise amended therein) and in all Schedules hereto, the following terms shall have the following meanings:

(1) "**Access Restrictions**" means those sections and/or features of a Branded System which may only be accessed and/or utilised by Members, Guests, Printers, Producers and/or Wal-Mart, as same is set forth in Schedule 1.1(1);

(2) "**Affiliate**" means, in relation to a party, subject to the limitations set forth below, any Person which, directly or indirectly, controls, is controlled by or is under common control with such party;

(3) "**Agreement**" means this services agreement and all instruments supplemental hereto or in amendment or confirmation hereof;

(4) "**Applicable Law**" means any Canadian (whether federal, territorial, provincial, municipal or local) statute, law, ordinance, rule administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the date hereof or which come into effect thereafter, of any governmental authority, agency, official, board, tribunal, ministry, commission or department;

(5) "**Average Monthly Volume**" the meaning set forth in Section 7.6;

(6) "**Branded Environment**" means the structure, organisation, presentation, layout, look and feel and aesthetical elements of the Wal-Mart Site and/or those of the SAM'S CLUB Site, including without limitation all menus, toolbars, screen

layout, popup pages, forms, frames, buttons, checkboxes, and other forms or methods of presentation and organisation contained on the Wal-Mart Site and/or the SAM'S CLUB Site;

(7) "**Branded System**" means either the Wal-Mart System or the SAM'S CLUB System;

(8) "**Broadband Connectivity**" means a high speed connection to the Internet, through one or a combination of T-3, T-2, T-1C, T1, XDSL or ADSL lines or through other comparable high speed connections, as determined in Wal-Mart's sole discretion;

(9) "**Business Day**" means any day of the week except a Saturday, Sunday or a statutory holiday in the Province of Ontario;

(10) "**Code**" means any computer programming/formatting code (including without any limitation to the foregoing, HTML, Java, XML, CSS, JSP, java script ASP.Net, AJAX, ActiveX, C++ and C#), any files necessary to make image maps function and any server code necessary to make forms, frames, buttons, check-boxes and the like function;

(11) "**Computer Facilities**" means the computer hardware including related operating system software and peripheral devices and any addition to, and replacements and upgrades thereto, operated by or on behalf of PhotoChannel, housed in the TELUS Corporation facilities located at 5-3777 Kingsway, Burnaby, B.C. , Canada V5H 3Z7 or such other location as the parties may mutually agree;

(12) "**Confidential Information**" has the meaning set forth in Section 8.5;

(13) "**Derivative Work**" means work that is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adapted, and that, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement. For the purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work;

(14) "**Development Fee**" has the meaning set forth in Section 7.2;

(15) "**Documentation**" shall mean all system manuals and user instructions, including without limitation all online help files, frequently asked questions and tutorials (whether in hard copy or electronic format and regardless of media) explaining the use, operation, support and technical aspects of a Branded System, the Wal-Mart Site, the SAM'S CLUB Site, PCUploader, the PhotoChannel Lab System Software, or any portion or component thereof, including any updates, revisions, or enhancements thereto;

(16) "**Editing Features**" means such creation and editing processes applied to or incorporating Photos or Modified Photos which may be available through a Branded System, including without limitation cropping to specific aspect ratios, removal of "red eye", the addition of digital clipart, the addition of digital borders and frames, the incorporation of certain special effects, the creation of digital greeting cards, and the removal of any of the foregoing editing features;

(17) "**Enhancement Rebate**" has the meaning set forth in Section 7.9;

(18) "**Enhancements**" means changes or additions to the Software which are requested and completed during the term of this Agreement;

(19) "**Escrow Materials**" means the source code (including, without limitation, the Code), magnetically or optically stored, for the Software; (ii) supporting documentation and related materials (including, without limitation, the Documentation); (iii) a listing of any and all compilers and if not commercially available, a copy of such compilers, in object code format, any other software utilities required to create a fully operational version of each of the Branded Systems, PCUploader and PhotoChannel Lab System Software; (iv) any and all technical manuals, story boards, process flow charts, data element definitions and data flow diagrams, database schema, database scripts, field definitions and programmers' and designers' notes which relate to the foregoing; and (v) any other materials which are necessary or useful with respect to the reconstruction of the database structure used by any or both of the Branded Systems;

(20) "**Functional Requirements and Specifications**" means the respective functional requirements and specifications for the Software, as same is set out in Schedule 1.1(20) and as same may be amended from time to time as provided herein;

(21) "**Gift Order Form**" means an online form accessible through a Branded System with respect to the purchase by a Member or Guest of Online Photo Merchandise which incorporates Selected Pictures and which contains such fields as Wal-Mart may specify from time to time;

(22) "**Gift Transaction**" means the sequential occurrence of each of the following:

(i) the submission of a valid Gift Order Form by a Member or a Guest;

(ii) the successful processing of said Gift Order Form by the relevant Branded System;

(iii) the successful distribution of the Gift Order Form and the Selected Pictures to the Producer;

(iv) the successful notification by the Producer to the relevant Branded System of the completion of the respective order;

(v) the successful notification of the respective Member or Guest by the relevant Branded System of completion of the respective order; and

(vi) the successful collection by Wal-Mart of the applicable Gift Transaction Fees from the Member or Guest who submitted the Gift Order Form, as same is specified in the Gift Order Form;

(23) "**Gift Transaction Fees**" means those fees, including without limitation any processing, production, assembly and delivery fees, which are payable by a Member or a Guest for a Gift Transaction, as same may be modified by Wal-Mart from time to time in its sole discretion;

(24) "**Guest**" means any Person, whether a Member or not, who has been authorised by a Member to access one or more of such Member's Online Albums;

(25) "**Initial Term**" has the meaning set forth in Section 13.1;

(26) "**Installation Fee**" has the meaning set forth in Section 7.3;

(27) "**Intellectual Property Rights**" shall mean all rights derived or arising from copyrights (including, without limitation, the exclusive right to use, make recordings of, reproduce, modify, adapt, edit, enhance, maintain, support, market, sell, rent, sell for rental, sublicense, distribute copies of, publicly and privately display and publicly and privately perform, exploit, exhibit, the copyrighted work and to prepare Derivative Works), copyright registrations and/or applications, trade-marks, trade-mark registrations and/or applications, patents (including without limitation the exclusive right to make, use and sell), patent applications, industrial designs, industrial design applications, integrated circuit products, registered topographies, moral rights and other intellectual property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof (as the case may be), regardless of whether any of such rights arise under the laws of the Canada or of any Province, or the laws of any other country or jurisdiction;

(28) "**Kodak**" means Kodak Canada Inc. and includes any of its Affiliates (including without limitation Qualex Canada Photofinishing Inc.);

(29) "**Maintenance Update**" has the meaning set forth in Section 5.3(1);

(30) "**Management Fee**" has the meaning set forth in Section 7.4;

(31) "**Marketing Campaign**" has the meaning set forth in Section 4.1;

(32) "**Marketing Fee**" has the meaning set forth in Section 7.7;

(33) "**Member**" means any Person who registers online via a Branded System and creates an account comprised of, at a minimum, the Member Information;

(34) "**Member Content**" means the Member Information and the Online Album(s) (including without limitation all Photos and Modified Photos comprising same) of a Member;

(35) "**Member Information**" means the information collected from a Member when said Member applies for an account on a Branded System and all information subsequently collected about said Member or any Guest in conjunction with the operation of a Branded System (as such information may change from time to time) and all information relating to said Member's account or use of a Branded System including, without limitation, preferences and any information about past or pending Gift Transactions and/or Print Transactions;

(36) "**Modification**" has the meaning set forth in Section 5.1;

(37) "**Modified Photo**" means a Photo which has been modified using any of the Editing Features;

(38) "**Net Gift Transaction Fees**" means that portion of the Gift Transaction Fees which relate strictly to the sale of Online Photo Merchandise. For greater certainty, Net Gift Transaction Fees shall not include any administrative fees, delivery fees, shipping and handling fees, surcharges, penalties, tariffs, customs duties, brokerage fees, insurance premiums, taxes (including without limitation any goods and services taxes, harmonized taxes, retail sales taxes, value added taxes and any other sales taxes), or duties charged, assessed or levied in connection with Gift Transactions;

(39) "**Net Print Transaction Fees**" means that portion of the Print Transaction Fees which relate strictly to the sale of photo development services. For greater certainty, Net Print Transaction Fees shall not include administrative fees, delivery fees, shipping and handling fees, surcharges, penalties, tariffs, customs duties, brokerage fees, insurance premiums, taxes (including without limitation any goods and services taxes, harmonized taxes, retail sales taxes, value added taxes and any other sales taxes), or duties charged, assessed or levied in connection with Print Transactions;

(40) "**Online Album**" means a collection of Photos and Modified Photos associated to a Member and stored on the Computer Facilities and/or the Recovery Facility accessible through a Branded System;

(41) "**Online Photo Merchandise**" means merchandise, other than Prints, which incorporates a representation of a Photo or Modified Photo and which is produced in the context of a Gift Transaction, including without limitation, clothing, mugs, pads, calendars, ornaments, playing cards and other items;

(42) "**Online Print Business**" means any of the following activities:

(i) the rendering of photo development services for digital images stored on computer resources accessible through a public network, a private network or a combination of public and/or private networks;

(ii) the production and online retail of prints and merchandise which incorporates such digital images;

(iii) the rendering of photo editing services for digital images stored on computer resources accessible through a public network, a private network or a combination of public and/or private networks;

(iv) the rendering of services akin to those offered by or through the System; and/or

(v) the rendering of products and/or services ancillary to any of the foregoing;

(43) "**Order Processing Systems**" means the computer hardware, including related operating system software and peripheral devices (as detailed in Schedule 10.5(2)) and replacements thereto contained in a single physical premise and operated by or on behalf of:

(i) a Printer for the purpose of receiving and processing Print Order Forms; and/or

(ii) a Producer for the purpose of receiving and processing Gift Order Forms;

(44) "**Original Agreement**" has the meaning set forth in the recitals hereof;

(45) "**Original Site**" has the meaning set forth in the recitals hereof;

(46) "**PCUploader**" means the software application(s) which allow a Member:

(i) to view digital photos on said Member's personal computer; and

(ii) to upload digital photos to said Member's Online Album,

and which has been branded for Wal-Mart using some or all of the Wal-Mart Materials.

(47) "**Performance Audit**" has the meaning set forth in Paragraph 12.1(1);

(48) "**Person**" shall be broadly interpreted and shall include any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organisation, or a government or an agency thereof;

(49) "**Photo**" means a digital image uploaded by a Member to said Member's Online Album;

(50) "**PhotoChannel Lab System**" as same is detailed in Schedule 10.5(2).

(51) "**PhotoChannel Lab System Software**" means the client-based software system which permits management and/or processing of Print Transactions and or Gift Transactions through a Branded System;

(52) "**Post-Installation Test**" has the meaning set forth in Section 5.8;

(53) "**Pre-Installation Test**" has the meaning set forth in Section 5.8;

(54) "**Preliminary System**" has the meaning set forth in Section 5.7;

(55) "**Print Order Form**" means an online form accessible through a Branded System with respect to the purchase by a Member or Guest of Prints of Selected Pictures and which contains such fields as Wal-Mart may specify from time to time;

(56) "**Print Transaction**" means the sequential occurrence of each of the following on a Branded System:

(i) the submission of a valid Print Order Form by a Member or a Guest;

(ii) the successful processing of said Print Order Form by the relevant Branded System;

(iii) the successful distribution of the Print Order Form and the Selected Pictures to the Printer;

(iv) the successful notification by the Printer to the relevant Branded System of the completion of the respective order;

(v) the successful notification of the respective Member or Guest by the relevant Branded System of completion of the respective order;

(vi) the successful collection by Wal-Mart of the applicable Print Transaction Fees from the Member or Guest who submitted the Print Order Form, as same is specified in the Print Order Form;

(57) "**Print Transaction Fees**" means those fees, including without limitation any processing, printing and delivery fees, which are payable by a Member or a Guest for a Print Transaction, as same may be modified by Wal-Mart from time to time in its sole discretion;

(58) "**Printers**" means those photo development labs, including, but not limited to, Eastman Kodak's Qualex division ("**Kodak**"), specified by Wal-Mart as same may from time to time be changed by Wal-Mart in its sole discretion, and also includes the Wal-Mart Printers. The term "**Printer**" shall mean any one of them;

(59) "**Prints**" means prints produced by the Printer from the Selected Pictures in such format and in such quantities as specified in the relevant Print Order Form;

(60) "**Producers**" means the Photo Gift Company Ltd. and such other producers of customized photo merchandise as Wal-Mart may from time to time designate in its sole discretion. The term "**Producer**" shall mean any one of them;

(61) "**Project Coordinator**" has the meaning set forth in Paragraph 14.1(1);

(62) "**Rebate**" has the meaning set forth in Section 7.8;

(63) "**Recovery Facility**" has the meaning set forth in Section 3.5;

(64) "**Renewal Term**" has the meaning set forth in Section 13.1;

(65) "**SAM'S CLUB Site**" means the web site which incorporates some or all of the Wal-Mart Materials, the Branded Environment, and such other materials and/or items as may be set forth herein or provided hereunder, including without limitation any modifications, updates or enhancements thereto;

(66) "**SAM'S CLUB System**" means the SAM'S CLUB Site used in conjunction with the System, including without limitation, use of any features or functionality offered by the System via the SAM'S CLUB Site;

(67) "**Security Measures**" means those minimum security measures for the Computer Facilities and the Recovery Facility which are set forth in Schedule 1.1(67), as same may be upgraded or increased from time to time as provided herein;

(68) "**Selected Pictures**" means one or more Photos or Modified Photos contained in an Online Album which are selected by a Member or a Guest in the context of a Gift Transaction or a Print Transaction;

(69) "**Service Fee**" has the meaning set forth in Section 7.5;

(70) "**Service Levels**" means those minimum service levels set forth in Schedule 1.1(70);

(71) "**Software**" means the Wal-Mart Site, the SAM'S CLUB Site, the System, the PhotoChannel Lab System Software, PCUploader and any other software which is developed or otherwise provided under the terms hereof;

(72) "**Source Code Escrow Agreement**" has the meaning set forth in Section 11.1;

(73) "**Statement of Work**" has the meaning set forth in Section 5.4;

(74) "**Storage Fee**" has the meaning set forth in Paragraph 7.6;

(75) "**Subcontractors**" has the meaning set forth in Section 14.10;

(76) "**Supplementary Agreement**" has the meaning set forth in the recitals hereof;

(77) "**Support Services**" has the meaning set forth in Section 3.9;

(78) "**System**" has the meaning set forth in the recitals hereof;

(79) "**System Content**" means all data generated through the customisation, installation, operation, administration, maintenance and use of the Wal-Mart Site, the SAM'S Club Site, one or more Remote Burning Centres and/or one or more Branded Systems and all data at any time stored on and all data received or processed by the Computer Facilities through use of the Wal-Mart Site, SAM'S Club Site and/or one or more Branded Systems (including without any limitation all Member Content, System Logs and Transaction Records) (including all such data which has been backed up);

(80) "**System Logs**" has the meaning set forth in Section 3.8;

(81) "**Term**" has the meaning set forth in Section 13.1;

(82) "**Terms and Conditions of Use**" means those terms and conditions governing the access of a Branded System by non-Members and access and use of a Branded System by Members and/or Guests, as same may be modified from time to time by Wal-Mart in its sole discretion;

(83) "**Third Party Software**" means any software application (in object code and/or source code format, including any and all updates and upgrades thereto) in which a Person other than PhotoChannel holds proprietary rights, a list of which is set out in Schedule 10.6;

(84) "**Tier 1 Support**" means first line support in the form of answering phone calls or email inquiries from Printers, Producers, Members, Guests or other users with respect to one or both Branded Systems and/or one or more Order Processing System;

(85) "**Tier 2 Support**" means second line support in the form of resolution of issues communicated or otherwise discovered in conjunction with the use, operation and maintenance of one or both Branded Systems and/or one or more Order Processing System;

(86) "**Tier 3 Support**" means support for issues relating to the Software and software related to one or both Branded Systems and/or one or more Order Processing System which requires development changes thereto to resolve;

(87) "**Transaction Fees**" the Gift Transaction Fees and/or the Print Transaction Fees;

(88) "**Transaction Records**" means those records generated by a Branded System during a Gift Transaction and a Print Transaction and upon the completion of a

Print Transaction and a Gift Transaction, as Wal-Mart may specify in its sole discretion from time to time;

(89) "**Update**" has the meaning set forth in Paragraph 5.3(3);

(90) "**Vendor Agreement**" has the meaning set forth in Section 1.7;

(91) "**Wal-Mart Marks**" means those trade-marks owned by or licensed to Wal-Mart which Wal-Mart in its sole discretion decides to incorporate to the Wal-Mart Site and/or the SAM'S CLUB Site;

(92) "**Wal-Mart Materials**" means those materials provided by Wal-Mart to PhotoChannel or created by PhotoChannel (or its subcontractors) for the purposes of creating the Wal-Mart Site, the SAM'S CLUB Site and/or the Branded Environment, including without limitation, all pictures, images, drawings, text, formatted text (including without limitation HTTP pages) audio-visual materials, sounds, music, animation, symbols, representations, logos and other materials. For greater certainty, the Wal-Mart Materials include the Wal-Mart Marks;

(93) "**Wal-Mart Printer**" means those photo development laboratories operated by or for Wal-Mart which Wal-Mart may specify from time to time in its sole discretion;

(94) "**Wal-Mart Site**" means the web site which incorporates some or all of the Wal-Mart Materials, the Branded Environment, and such other materials and/or items as may be set forth herein or provided hereunder, including without limitation any modifications, updates or enhancements thereto;

(95) "**Wal-Mart Standards**" means Wal-Mart's general standards and standard procedures which apply to its employees, vendors and/or suppliers, as same are set forth in Schedule 1.1(95) and as same may from time to time be modified by Wal-Mart in its sole discretion;

(96) "**Wal-Mart Store**" has the meaning set forth in Subsection 7.5;

(97) "**Wal-Mart System**" means the Wal-Mart Site used in conjunction with the System, including without limitation, use of any features or functionality offered by the System via the Wal-Mart Site; and

(98) "**Year**" has the meaning set forth in Section 7.8.

1.2 **Schedules.** The following are the Schedules attached to and forming part of this Agreement:

Schedule 1.1(1)	-	Access Restrictions
Schedule 1.1(20)	-	Functional Requirements and Specifications
Schedule 1.11.1(67)	-	Security Measures
Schedule 1.1(70)	-	Service Levels

Schedule 1.1(95)	-	Wal-Mart Standards
Schedule 5.4	-	Statement of Work and Project Schedule
Schedule 10.5(1)	-	Hardware Environment (Branded System)
Schedule 10.5(2)	-	Hardware Environment (PhotoChannel Lab System)
Schedule 10.5(3)	-	Minimum System Requirements (PCUploader)
Schedule 10.6	-	Third Party Software
Schedule 11.1	-	Source Code Escrow Agreement

1.3 **Construction & Extended Meanings.** The division of this Agreement into Articles, Sections, and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The words **"the Agreement"**, **"this Agreement"**, **"hereby"**, **"herein"**, **"hereof"**, **"hereto"**, **"hereunder"** and similar expressions used in any paragraph of this Agreement relate or refer to the whole of this Agreement and not to that paragraph only, unless otherwise expressly provided. The words **"Article"**, **"Section"**, **"Subsection"**, **"Paragraph"**, **"Sub-Paragraph"** and similar words refer to the specified article, section, subsection, paragraph or other part of this Agreement. Use of the words "sole discretion" in this Agreement with respect to the exercise by a party of a right, option, election or discretion or with respect to the undertaking of any other conduct, means that such party may consider only its own interests and will not be required to consider the effect of any such exercise and/or undertaking on the other party even where the effect is the substantial reduction or outright elimination of the benefit contracted for by the other party.

1.4 **Gender and Number.** Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 **Proper Law of Agreement.** This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.6 **Invalidity of Provisions.** The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

1.7 **Entire Agreement.** This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, and the vendor agreement entered into by Wal-Mart and PhotoChannel on or about December 12, 2002, as same may be amended or replaced from time to time (the "**Vendor Agreement**"), constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes, on a go forward basis, all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto (including, without limitation, the Original Agreement and Supplementary Agreement, as amended) and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to herein. If there is a conflict between any provision of this Agreement and any provision of the Vendor Agreement, the provision of this Agreement shall govern. No amendment,

waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.8 **Enurement**. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

1.9 **Currency**. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds and all payments required hereunder shall be paid in Canadian funds.

ARTICLE 2
ORDER PROCESSING SYSTEMS

2.1 **Integration of Order Processing Systems**. PhotoChannel shall configure each Branded System and, to the extent necessary, the Computer Facilities and the Recovery Facility, and each of the Order Processing Systems designated by Wal-Mart so as to permit delivery by each Branded System and receipt and processing by each of the Printers of Print Order Forms and by each of the Producers of Gift Order Forms. For greater certainty, Wal-Mart may designate more than one Order Processing System for a particular Printer or Producer and to the extent it may elect to do so, PhotoChannel shall configure each such Order Processing System as provided herein. Without any limitation to the foregoing:

(1) PhotoChannel, or an authorized representative of PhotoChannel, shall install the PhotoChannel Lab System Software on each of the Order Processing Systems, shall configure each of the Order Processing Systems (including without limitation configuring any connection to any equipment used to produce Prints and/or Online Photo Merchandise), shall ensure that the Order Processing Systems are secure (incorporating such firewall and virus protection contemplated in the Security Measures and updating and/or upgrading same as provided herein) and that access to the Order Processing Systems is restricted to authorised communications from the relevant Branded System and shall provide such other network configuration services as may be required;

(2) where requested, PhotoChannel shall assist Printers and Producers in their procurement of services for the deployment and installation of Broadband Connectivity for their respective Order Processing Systems;

(3) with respect to Wal-Mart Printers, PhotoChannel shall ensure that the Order Processing Systems are not connected or otherwise have access to any other computer networks owned or operated by Wal-Mart; and

(4) PhotoChannel shall conduct such testing to confirm that the Order Processing Systems are fully operational and properly integrated. The methodology, test data and criteria utilized in such testing shall be subject to Wal-Mart's prior written approval, such approval not to be unreasonably withheld. Wal-Mart shall have the option, but not the obligation to participate in and/or be present during the conducting of such testing. Should the testing reveal any deficiency,

PhotoChannel shall use its best efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Subsection 2.1(4) until such testing has been successfully completed.

ARTICLE 3
BRANDED SYSTEMS

3.1 **Operation of the Branded Systems**. PhotoChannel shall host and operate each of the Branded Systems and shall undertake all administration and maintenance thereof. PhotoChannel shall ensure that the operation and hosting of each of the Branded Systems at all times fully complies with all Service Levels, the Terms and Conditions of Use (to the extent the foregoing may directly or indirectly create any obligations and/or potential liability for Wal-Mart) and all Applicable Laws and that the Security Measures have been fully implemented, remain in place and remain effective.

3.2 **Updating of Site Content**. PhotoChannel shall modify and/or update the Wal-Mart Materials contained on and/or displayed by any of the Branded Systems, as Wal-Mart may in its sole discretion direct, including without limitation, any content relating to any of the following sections of the Wal-Mart Site and/or SAM'S CLUB Site: (i) Pricing; (ii) Product Offering; (iii) Shipping Methods; (iv) What's New; (v) About Us; and (vi) Resolution. The foregoing services shall be provided at PhotoChannel's sole cost and expense.

3.3 **Use of the Branded Systems**. Wal-Mart will be permitted, in accordance with the terms of this Agreement, to use each of the Branded Systems to carry on its Online Print Business. PhotoChannel hereby agrees to provide Wal-Mart and such Printers and Producers authorized by Wal-Mart from time to time, with remote access to each Branded System and the Computer Facilities and to provide Wal-Mart, Printers and Producers with the use of each Branded System on a remote access basis. Access to and use of each Branded System and the Computer Facilities shall be through the world wide web unless the parties mutually agree otherwise. Subject to the Access Restrictions and the Terms and Conditions of Use, PhotoChannel hereby agrees to make each Branded System generally available to the public via the world wide web.

3.4 **Remote Access Devices**. Wal-Mart shall be responsible at its expense for the installation, maintenance and operation of all communication equipment and all services necessary to enable Wal-Mart to obtain Internet access and interface with the Computer Facilities (other than that comprising or used by Order Processing Systems). PhotoChannel shall be responsible at its expense for the installation, maintenance and operation of the Computer Facilities, as well as any upgrades that may be required to meet the Service Levels.

3.5 **Recovery Facility**. PhotoChannel shall, at its sole expense, maintain a fully independent disaster recovery facility (the "**Recovery Facility**") located at 73 Laird Drive, East York, ON M4G 3T4 (or such other location as the parties may agree upon in writing) comprised of resources which are the same or substantially the same as those set forth in Schedule 10.5(1)), such site to be available to PhotoChannel to undertake its obligations hereunder

in the event the Computer Facilities become inoperable or become incapable of meeting the Service Levels. In such circumstances, PhotoChannel shall use its best efforts to resume delivery of the services contemplated hereunder via the Recovery Facility as soon as possible. PhotoChannel shall ensure that its operation and hosting of each Branded System on the Recovery Site at all times fully complies with all Service Levels and the Security Measures. Nothing in this Section 3.5 shall in any way limit or exclude any liability which PhotoChannel may incur under the terms of this Agreement.

3.6 **Backups**. PhotoChannel shall:

(1) conduct a full backup of the Code and Software every twenty-four (24) hours, and all Systems Logs, Transaction Records and Member Information every twelve (12) hours;

(2) store Online Albums on redundant raid disks, but will not be required to back up to any form of removable media or stored at remote facilities;

(3) every seven (7) days convert all Online Albums into low-resolution image files, namely images having a resolution sufficient to allow printing of a 5 x 7 print that meets then current industry standards in terms of photo quality (including, without limitation, colour, acutance and sharpness), and backup the foregoing, and such backup will reside on computer devices located at the Recovery Facility;

(4) upon any backup provided under this Section 3.6 being completed, store all backup materials at the Recovery Facility, which comprises a safe and secure environment fit for the back-up media; and

(5) retain all backup materials created under this Section 3.6 for at least 2 months after the date the respective backup was made.

3.7 **Content Storage**. During the term of this Agreement, PhotoChannel shall store on the Computer Facilities all information related to, generated by or uploaded to the Wal-Mart System and/or the SAM'S CLUB System, including without limitation, all System Content and Member Content.

3.8 **Monitoring**.

(1) **Security**. PhotoChannel shall monitor access and use of each Branded System, the Computer Facilities and the Recovery Facility, and shall take all measures necessary, including without limitation, the diligent implementation, application and periodic review, update and upgrade of the Security Measures (as same may be required), so as to ensure that the security and integrity of each Branded System is not compromised and that any confidential, personal or proprietary information stored on the Computer Facilities or the Recovery Facility is not accessed, altered or destroyed by or communicated to an unauthorized person. PhotoChannel shall maintain records of all attempts to obtain unauthorized access, all actual instances of unauthorized access and all other attempts to compromise the security of a Branded System (including, without limitation, the

Security Measures) or to obtain any confidential, personal or proprietary information from the Computer Facilities or the Recovery Facility, shall maintain a log of same and shall forthwith notify Wal-Mart and the following individuals of any such attempts whether they be successful or unsuccessful:

(i) Wal-Mart Canada Corp.
1940 Argentia Road
Mississauga, Ontario
L5N 1P9

Attention: Director of ISD

(ii) Wal-Mart Canada Corp.
1940 Argentia Road
Mississauga, Ontario
L5N 1P9

Attention: Director of Loss Prevention and Risk Prevention

(2) **Usage**. PhotoChannel shall monitor and log access and use of each Branded System and shall provide Wal-Mart with such statistics and other information relating to use of each Branded System as Wal-Mart may request from time to time, including without limitation, the following information:

(i) the number of Members during a specified period;

(ii) the number of Members accessing each Branded System during a specified period;

(iii) the average size of Members' Online Album(s) at any given time;

(iv) the number of Print Transactions and Gift Transactions during a specified period;

(v) the originating Member or Guest of any Print Transaction and/or Gift Transaction;

(vi) the name and particulars of Members who have terminated their respective account or who have asked for termination of same; and

(vii) the origin of any Print Transaction and/or Gift Transaction, namely whether the Print Transaction and/or Gift Transaction resulted from use of the Wal-Mart Site and/or the the SAM'S CLUB Site, from use of Windows XP Ordering Wizard or from use of any other site, resource or system.

(3) **Compliance and User Complaints**. PhotoChannel shall forthwith report to Wal-Mart any breach of the Terms and Conditions of Use by any user of a Branded

System which it discovers or becomes aware of. Without any limitation to the generality of the foregoing, PhotoChannel shall forthwith notify Wal-Mart of any complaint received from any user of a Branded System which relates to such user's use or any third party's use of a Branded System and/or which relates to any System Content and shall concurrently provide Wal-Mart with full particulars of such complaint.

(4) **Termination of Member Accounts**. PhotoChannel shall forthwith notify Wal-Mart of any request by any Member to terminate said Member's account on a Branded System. Notwithstanding the provisions of Section 3.7, PhotoChannel shall preserve all Member Content for said Member until such time as Wal-Mart may in its sole discretion specify. Upon Wal-Mart providing PhotoChannel with written notice, PhotoChannel shall send an e-mail message, the content of which shall be provided by Wal-Mart in writing, to the user's e-mail address, as same is set forth in the Member Information, and to such other e-mail address as said Member may request in writing, confirming deletion of said Member's account.

The logs discussed in this Section 3.8 shall collectively be referred to as the "**System Logs**". PhotoChannel shall provide Wal-Mart with a copy of the System Logs (or any portion thereof) within six (6) Business Days of Wal-Mart requesting same.

3.9 **Support Services.** PhotoChannel and Wal-Mart agree that PhotoChannel shall be solely responsible for the support and maintenance of all the Software and each of the Order Processing Systems, all of which shall be provided in accordance with the standards and other requirements set forth herein and all of which shall be provided as Wal-Mart's agent and according to the Wal-Mart Standards. Without limitation to the foregoing, PhotoChannel shall be solely responsible for providing turnkey software support services (the "**Support Services**") to Printers, Producers, Members and any users of a Branded System by way of telephone, e-mail or through web-based devices, such support to include without limitation:

- providing and operating a toll-free support line available on Business Days between the hours of 9:00 a.m. and 5:00 p.m. (Eastern Time) or as mutually agreed to by the parties, based on maintaining a high level of customer support as same is provided in or envisaged by the Wal-Mart Standards;

- receiving support requests on a 24 hour, 7 day a week basis;

- creating, maintaining and updating an interactive problem-solving engine and developing FAQs (Frequently Asked Questions guides), tutorial and demonstration tools available through each Branded System;

- confirming whether a support request involves a possible software and/or hardware problem;

- providing assistance, information, instructions and advice to answer questions and other needs relating to the Software and the Order Processing Systems generally and/or to the use and maintenance thereof;
- acquiring from the inquiring party the related information or materials necessary to analyse any software problem(s);
- providing on-site support and maintenance services with respect to each of the Order Processing Systems for a period of two (2) years after the date of their respective successful installation as same is provided under Section 2.1; and
- providing the inquiring party with the fixes or Maintenance Updates (as outlined below) produced by it which correct the software problem or providing an acceptable work-around.

Wal-Mart may direct PhotoChannel to provide different levels of support to Printers, Producers, Memberrs, Guests and other users of a Branded System.

3.10 **Classification of Problems.**

(1) **Software**. If it is determined that the support request is the result of a software problem, the software problem will be logged by PhotoChannel and priority will be assigned according to the following types:

Type A The software problem causes the user to be unable to use the Software or a critical feature of the Software;

Type B The software problem causes the user to be unable to use a feature of the Software it deems necessary or desirable;

Type C The software problem causes the user to be inconvenienced in its use of the Software but an alternative procedure is reasonably available to continue proper use of the Software; and

Type D The software problem constitutes a cosmetic error.

(2) **Hardware**. If it is determined that the support request from a Printer and/or Producer is the result of a hardware problem, the hardware problem will be logged by PhotoChannel and priority will be assigned according to the following types:

Type A The hardware problem prevents the use of an Order Processing System or a critical feature thereof;

Type B The hardware problem prevents use of one or more non-critical features of an Order Processing System; and

Type C The hardware problem does not prevent use of any features of the relevant Order Processing System but causes users thereof to be inconvenienced or the hardware problem prevents use of a feature but an alternative procedure is reasonably available to continue proper use of the relevant Order Processing System.

3.11 **Support Service Levels.** The following service levels shall apply to the Support Services provided hereunder:

(1) PhotoChannel shall respond to the user(s) within a reasonable period of time not to exceed six (6) hours, after receipt of such request, during Business Day hours of support as same is provided in Section 3.9, such response to provide the software resolution if available (and if applicable), and/or the assistance, additional information or materials required. If the request involves a software and/or hardware problem which cannot be resolved immediately, PhotoChannel shall provide the user with a status of the software problem including, but not limited to, an estimate of the time required to produce a resolution.

(2) PhotoChannel shall correct a software problem within a period of time not to exceed:

(i) 6 hours in the case of a Type A software problem;

(ii) 1 day in the case of a Type B software problem;

(iii) 1 week in the case of a Type C software problem or such later date as may be mutually agreed to by the parties;

(3) Upon notification of a hardware problem unresolved by Kodak, PhotoChannel shall diligently attempt to correct a hardware problem within a period of time not to exceed:

(i) 4 hours in the case of a Type A hardware problem;

(ii) 4 hours in the case of a Type B hardware problem; or

(iii) 3 days in the case of a Type C hardware problem or such later date as may be mutually agreed to by the parties,

provided however, that should PhotoChannel be unable to correct a Type A and/or a Type B problem in the time frames provided in Sub-paragraphs 3.11(3)(i) and 3.11(3)(ii), PhotoChannel shall replace the equipment within 24 hours of having first been notified of the hardware problem, the foregoing being subject to the availability of product and means of transportation, provided that but in no event shall the aforesaid equipment replacement take place later than 48 hours after having been first notified of the hardware problem.

(4) Type D software problems shall be resolved in the next Maintenance Update of the relevant Software item or items (as the case may be).

(5) Without limitation to the any of the foregoing, PhotoChannel shall allocate a sufficient number of qualified individuals to meet the above requirements. All services provided by PhotoChannel shall be provided in a professional manner in accordance with the highest industry standards. For greater certainty, nothing herein shall in any way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

(6) PhotoChannel shall monitor and compile statistics with respect to support requests and shall, at Wal-Mart's request, provide Wal-Mart with a management report containing details regarding the following within five (5) Business Days of said request being made:

(i) Number of support requests during month;

(ii) Nature and particulars of underlying problem;

(iii) Average time to respond to support request received during month;

(iv) Average call length for support requests received during month;

(v) Unresolved support requests as at the end of month;

(vi) Resolved support requests as at the end of month;

(vii) Time to resolve support requests resolved during month, both on an individual and average basis;

(viii) Support request aging for each unresolved support request at the end of the month; and

(ix) Severity level reporting for open and resolved support requests.

The information provided with respect to each of the foregoing shall be broken down as follows: (i) support requests relating to proper use of software; (ii) support requests relating to a Type A software problem; (iii) support requests relating to a Type B software problem; (iv) support requests relating to a Type C software problem; (v) support requests relating to a Type D software problem; (vi) support requests relating to proper use of an Order Processing System; (vii) support requests relating to a Type A hardware problem; (viii) support requests relating to a Type B hardware problem; and (ix) support requests relating to a Type C hardware problem.

3.12 **PCI Compliance**. PhotoChannel shall take all reasonable measures to adopt and fully comply with all "Data Security Standards" adopted by the Payment Card Industry from

time to time (the "**PCI Standards**") as expeditiously as possible and, in no event later than March 31, 2008. PhotoChannel shall provide Wal-Mart with such periodic reports as Wal-Mart may request from time to time to ascertain its progress with respect to the foregoing.

ARTICLE 4
MARKETING SERVICES

4.1 "**Marketing Services.** Upon Wal-Mart's written request, PhotoChannel will prepare and provide to Members and/or Guests, on Wal-Mart's behalf, such email marketing campaigns as Wal-Mart may specify from time to time (each a "**Marketing Campaign**") and in the manner and within the time frames specified by Wal-Mart. PhotoChannel agrees that it will strictly adhere to all specifications, parameters and directions provided by Wal-Mart with respect to such Marketing Campaigns, including, without limitation, the Wal-Mart Standards. Without any limitation to the generality of the foregoing, PhotoChannel will provide all design and implementation services with respect to such Marketing Campaigns, including, without limitation, creation of graphics and HTML documents, home page slider and graphics insertion.

ARTICLE 5
MODIFICATIONS, UPDATES AND ENHANCEMENTS

5.1 **Modifications**. Wal-Mart may require PhotoChannel to make changes to the Wal-Mart Site and/or the SAM'S CLUB Site (including without limitation changes to the Branded Environment of each such site and/or Wal-Mart Materials incorporated in each such site) (each a "**Modification**"). Modifications shall be at no extra cost to Wal-Mart; provided, however, that should Wal-Mart require fundamental changes be made to the Wal-Mart Site and/or SAM'S CLUB Site more than two (2) times in any given 12 month period, any such additional fundamental changes within said 12 month period shall be made on a time and material basis at the lowest rate PhotoChannel then charges to any of its customers; provided that such rate shall be no higher than $150 per hour and that PhotoChannel shall obtain Wal-Mart's consent prior to engaging any expenses. Upon making any Modification, PhotoChannel shall modify the relevant Documentation to reflect such changes. For greater certainty, PhotoChannel shall not be permitted to make any changes to the Wal-Mart Site or the SAM'S CLUB Site, including without any limitation, any changes in the manner of presentation, appearance and/or display of the Wal-Mart Materials, without Wal-Mart's prior written approval, which approval may be arbitrarily withheld.

5.2 **Format**. All materials created and/or provided under this Agreement shall be supplied in such format (electronic or otherwise) as Wal-Mart may from time to time specify in its sole discretion.

5.3 **Updates**.

(1) **Maintenance Updates**. PhotoChannel shall ensure that the Software is fully operational with both current and new commercial operating system software and

application platforms currently used by Wal-Mart, Printers and, in the case of PCUploader, typical users of software applications similar to these. Such improvements and/or modifications shall be made at no cost to Wal-Mart. At intervals no greater than once every two (2) months, PhotoChannel shall release an update (each a "**Maintenance Update**") incorporating such improvements and any bug fixes or patches produced since the last Maintenance Update. For greater certainty, to the extent that no such improvements, bug fixes or patches need to be produced in a particular 2 month interval, PhotoChannel shall not be required to release a Maintenance Update within the aforesaid 2 month period. PhotoChannel shall notify Wal-Mart at least ten (10) Business Days prior to incorporating any Maintenance Update, such notice to include full particulars of the proposed Maintenance Update, including without limitation all Documentation relating thereto. The incorporation of a Maintenance Update shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

(2) **Continuous Development**. PhotoChannel will, at its cost and expense, conduct such research and development activities relating to the Software and the System for the secure, integrated operation thereof as may be reasonably necessary to ensure that the Software and the System continue to be market leaders and leading edge products in the Online Print Business and PhotoChannel shall, at its sole cost and expense, upgrade, update, enhance, modify, develop and fix the Software and System to the extent necessary to give effect to the foregoing.

(3) **Incorporation**. PhotoChannel will forthwith notify Wal-Mart of any update, upgrade, revision and/or improvement to the then current version of the System, PCUploader and/or the PhotoChannel Lab System Software described in paragraphs 5.1(1) and/or 5.1(2) (each, an "**Update**") at least ten (10) Business Days prior to incorporating said Update, such notice to include full particulars of the proposed Update, including without limitation all Documentation relating thereto. The incorporation of an Update shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement.

(4) **Third Party Software**. PhotoChannel agrees that, after the date hereof, any and all Third Party Software to be bundled into or used with one or both Branded Systems, or installed and/or used by Members or Guests in conjunction with their use of the System, must be approved in writing by Wal-Mart in advance, such approval not to be unreasonably withheld.

5.4 **Enhancements**. Wal-Mart may from time to time during the term of this Agreement require PhotoChannel to make Enhancements to the System, PCUploader, and/or the PhotoChannel Lab System Software or to create accessories or utilities for one or both Branded Systems. Subject to Section 5.1, all such work shall be done on a time and material basis at the lowest rate PhotoChannel then charges to any of its customers;

provided that such rate shall be no higher than $150 per hour and that PhotoChannel shall obtain Wal-Mart's consent prior to engaging any expenses. Should Wal-Mart desire the development of an Enhancement, it shall deliver to PhotoChannel a written statement of requirements for the Enhancements in the form set forth in Schedule 5.4 (the "**Statement of Work**"). Within five (5) Business Days of receiving the Statement of Work, PhotoChannel shall provide Wal-Mart with a price quote for the work it estimates will be required to implement the required Enhancements. PhotoChannel shall also provide Wal-Mart with a project schedule for the development of the required Enhancements in the form set forth in the Statement of Work. Should Wal-Mart authorize PhotoChannel to proceed, PhotoChannel shall use its best efforts to complete the Enhancements within the time period allotted for each phase of development and to complete said Enhancements on or before any deadline set forth and mutually agreed to in any accepted Statement of Work. The development of said Enhancements shall be subject to the terms and conditions set forth in the Statement of Work, provided, however, that should such terms and conditions be inconsistent with the terms and conditions hereof, the terms and conditions hereof shall prevail. PhotoChannel shall notify Wal-Mart at least ten (10) Business Days prior to incorporating said Enhancements, such notice to include full particulars of the proposed Enhancements, including without limitation all Documentation relating thereto. The incorporation of Enhancements shall in no way limit the scope of PhotoChannel's obligations, covenants, representations, warranties or indemnities set forth hereunder or any liability of PhotoChannel which may arise under this Agreement. Unless Wal-Mart otherwise consents in writing, PhotoChannel shall refrain from allowing any of its customers from using any Enhancement for a period of six (6) months after such Enhancement has been implemented with respect to the Branded System; provided, however, that where PhotoChannel can show that it had committed to delivering an Update incorporating the same or substantially the same functionality as said Enhancement within a period of six (6) months from the date Wal-Mart delivered the relevant Statement of Work, no such exclusivity period shall apply.

5.5 **Free Enhancements**. PhotoChannel shall provide to Wal-Mart, at no charge, such reporting tools for each Branded System (and for the use, operation and administration thereof and for the Online Print Business conducted thereon) as Wal-Mart may reasonably request.

5.6 **Update of Documentation**. Prior to any Update, Maintenance Update or Enhancement being incorporated to one or both Branded Systems or any Order Processing System, PhotoChannel shall ensure that the Documentation is updated and/or expanded so as to reflect the changes and/or additions to each Branded System and/or Order Processing System resulting from the incorporation of such Maintenance Update, Update and Enhancement. Nothing herein shall serve to extend any period of time within which PhotoChannel must incorporate any such Maintenance Update, Update and/or Enhancement to one or both Branded Systems or any Order Processing System.

5.7 **Access to preliminary versions of Branded System**. During the term of this Agreement, Wal-Mart shall have full access to the latest development version of each Branded System which is then under construction (each, a "**Preliminary System**"). Each Preliminary System shall be made accessible to Wal-Mart through the world wide web

and shall incorporate the Security Measures. PhotoChannel shall assume all costs and expenses relating to the installation, maintenance and operation of the Preliminary System. PhotoChannel shall take all reasonable measures to ensure that access to the Preliminary System (or any part thereof) is restricted to pre-authorised Wal-Mart representatives. Without any limitation to the foregoing, PhotoChannel will periodically monitor access to the Preliminary System during its development and will notify Wal-Mart if there appears to be any unauthorized access thereto.

5.8 **Testing**. Prior to implementing any Modification, Maintenance Update, Enhancement or any bug fix or patch, PhotoChannel shall thoroughly test the relevant Preliminary System incorporating the foregoing to ensure it fully complies with the applicable Functional Requirements, Specifications, Security Measures and Service Levels (the "**Pre-Installation Test**"). The methodology, test data and criteria utilized in the Pre-Installation Test shall be subject to Wal-Mart's prior written approval, such approval not to be unreasonably withheld. Wal-Mart shall have the option, but not the obligation to participate in and/or be present during the conducting of the Pre-Installation Test. Should the testing reveal any deficiency, PhotoChannel shall use its best efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Section 5.8 until the Pre-Installation Test for such Preliminary System has been successfully completed. Upon completion of installation and/or incorporation of a Modification, Maintenance Update and/or Enhancement for a Branded System, PhotoChannel shall conduct such testing to confirm that said Branded System is fully operational and operates at or beyond the Service Levels on said Computer Facilities (the "**Post-Installation Test**"). The methodology, test data and criteria utilized in the Post-Installation Test shall be subject to Wal-Mart's prior written approval, such approval not to be unreasonably withheld. Wal-Mart shall have the option, but not the obligation to participate in and/or be present during the conducting of the Post-Installation Test. Should the testing reveal any deficiency, PhotoChannel shall use its best efforts to forthwith remedy such deficiency and, upon having done so, PhotoChannel shall repeat its obligations under this Section 5.8 until the Post-Installation Test has been successfully completed.

ARTICLE 6
TRAINING

6.1 **Branded System et al.** At the request of Wal-Mart, PhotoChannel shall provide at its sole cost and expense training in the use and operation of each Branded System, the Software and any other software licensed to Wal-Mart pursuant to this Agreement, including any Enhancement, Maintenance Update and/or Update thereto. Such training shall be provided to such Wal-Mart personnel as Wal-Mart may designate and shall be provided at such locations as Wal-Mart may reasonably designate.

6.2 **PhotoChannel Lab System Software**. At the request of Wal-Mart, PhotoChannel shall provide at its sole cost and expense training in the use and operation of the PhotoChannel Lab System Software to such Wal-Mart personnel and to such Printer and/or Producer personnel as Wal-Mart may designate.

ARTICLE 8
PROPRIETARY RIGHTS & CONFIDENTIAL INFORMATION

8.1 **PhotoChannel Rights**. With the exception of any Wal-Mart Materials and/or Branded Environment embodied therein, PhotoChannel shall retain all rights in and to the System, PCUploader and the PhotoChannel Lab System Software and shall have exclusive rights in the Enhancements (except as provided for in Section 8.4), the Maintenance Updates (except as provided for in Section 8.4) and the Updates (except as provided for in Section 8.4) and that PhotoChannel shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby, subject to the terms and conditions herein contained. Wal-Mart acknowledges PhotoChannel's exclusive right, title and interest in and to the System and acknowledges that nothing herein shall be construed to accord to Wal-Mart any rights in the System, except as expressly provided herein.

8.2 **Rights to Wal-Mart Materials**. Wal-Mart shall have and/or retain all rights in and to the Wal-Mart Materials and the Branded Environment, including any and all of the Intellectual Property Rights embodied therein or represented thereby. PhotoChannel acknowledges Wal-Mart's exclusive right, title and interest in and to the Wal-Mart Materials and the Branded Environment and acknowledges that nothing herein shall be construed to accord to PhotoChannel any rights in any of the Wal-Mart Materials and/or the Branded Environment except as expressly provided herein. Without any limitation to the foregoing, PhotoChannel acknowledges that any proprietary rights arising through the operation of the Branded System shall automatically vest in Wal-Mart. Without any limitation to the foregoing, PhotoChannel hereby acknowledges that any use of the Wal-Mart Marks on the Branded System and the goodwill symbolized by and connected with such use of the Wal-Mart Marks will inure solely to the benefit of Wal-Mart (or its licensors). To the extent Wal-Mart requires PhotoChannel to participate in the creation and/or modifications of Wal-Mart Materials and/or Branded Environment, PhotoChannel shall obtain from any of its employees, subcontractors and/or employees of any such subcontractors it may employ to perform such work, prior to the commencement of any such work, an assignment from each such employee and/or subcontrator in favour of Wal-Mart assigning all Intellectual Property Rights arising from or embodied in such work as well as a waiver of any moral rights each such employee may hold with respect to their work, all in a form satisfactory to Wal-Mart. All such assignments and waivers shall be remitted by PhotoChannel to Wal-Mart forthwith upon their execution.

8.3 **Rights to System Content**. All System Content shall be the exclusive property of Wal-Mart and Wal-Mart shall hold any and all of the Intellectual Property Rights embodied therein or represented thereby.

8.4 **Rights to Enhancements, etc**. Wal-Mart shall have the exclusive right to any patent (including without limitation the exclusive right to file a patent application) relating to any invention embodied in:

(1) any Enhancement it may request be created during the term of this Agreement, but only to the extent that PhotoChannel had not already independently developed such invention; and

(2) any Maintenance Update or Update, but only to the extent it or its employees, agents, subcontractors and/or Affiliates have communicated the particulars of such invention to PhotoChannel and only to the extent that PhotoChannel had not already independently developed such invention.

8.5 **Confidentiality of Information**. The parties hereto acknowledge that the terms of this Agreement as well as all material and information which has or will come into the possession of the other party and any knowledge gained by one party from the other party in connection with this Agreement or the performance of this Agreement (the "**Confidential Information**"), is confidential and proprietary to the originating party, which disclosure to or use by third parties will cause irreparable harm to the originating party. Both parties agree to hold the Confidential Information in strictest of confidence, not to make use thereof other than for the performance of this Agreement, to release it only to such employees requiring such information for the performance of this Agreement, and not to release or disclose it to any other party. Without any limitation to the foregoing, all System Content shall be deemed to be Confidential Information of Wal-Mart.

8.6 **Confidentiality of Member Content**. PhotoChannel acknowledges that Member Content may constitute confidential, personal and/or proprietary information of respective Members. PhotoChannel agrees to hold such material and information in the strictest of confidence and not to make any use or copies thereof other than for the performance of this Agreement. PhotoChannel further agrees not to record and/or collect any information from any Person who accesses the Wal-Mart Site and/or the SAM'S CLUB Site (including without limitation the conducting of any data matching and/or data mining) or solicit any such Person except as expressly provided hereunder and except as expressly directed by Wal-Mart.

8.7 **Injunctive Relief**. The parties hereto acknowledge that each is obligated to protect the other's proprietary information and confidential information and such protection is essential to the business interest of the originating party and that the unauthorized disclosure or use of such proprietary information or confidential information would cause the other party immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the unauthorized disclosure, use, reproduction or retention of the proprietary information or confidential information, the originating party shall be entitled to obtain a temporary restraining order, injunctive relief, or other equitable relief against the other party.

ARTICLE 9
LICENSES

9.1 **Branded System.** For the Term of this Agreement, PhotoChannel hereby grants to Wal-Mart:

(1) a worldwide, non-exclusive, transferable license to use the System (including without limitation all Enhancements, Updates and Maintenance Updates relating thereto) and to allow others to use the System, as same relates to Wal-Mart's or such other Person's use of one or both Branded Systems in conjunction with Wal-Mart's Online Print Business;

(2) a worldwide, non-exclusive, transferable license to use the PhotoChannel Lab System Software, which license includes the right to grant sublicenses to Producers and/or Printers in conjunction with Wal-Mart's Online Print Business;

(3) a worldwide, non-exclusive, transferable license to use PCUploader, which license includes the right to grant sublicenses to users of one or both Branded Systems;

(4) a worldwide, non-exclusive, transferable license to use any Update, Maintenance Update and Enhancement which Wal-Mart does not own, which license includes the right to grant sublicenses to Producers and/or Printers where the foregoing relate to the PhotoChannel Lab System Software and which license includes the right to grant sublicenses to users of the Branded System where the foregoing relate to PCUploader.

9.2 **Wal-Mart Materials**. Wal-Mart hereby grants to PhotoChannel a non-exclusive, non-transferable license to use the Wal-Mart Materials strictly for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall provide PhotoChannel with the right to use the Wal-Mart Marks; provided, however, that PhotoChannel shall be permitted to make reproductions of the Wal-Mart Marks solely for the purposes of performing its obligations under this Agreement. PhotoChannel hereby acknowledges that it is acting as Wal-Mart's agent in operating each Branded System and further acknowledges that said operation of each Branded System will be for the sole benefit of Wal-Mart and shall not be interpreted as granting to it any license (implied or otherwise) to use any of the Wal-Mart Marks.

9.3 **Media**. Notwithstanding what is provided herein, all physical media embedding the Wal-Mart Site, the SAM'S CLUB Site, the Code, the Documentation, the System Content, the Branded Environment and/or the Wal-Mart Materials, delivered to Wal-Mart in the performance of this Agreement, shall be the exclusive property of Wal-Mart.

ARTICLE 10
REPRESENTATIONS, WARRANTIES & INDEMNITY

10.1 **Representation - Status**. PhotoChannel hereby represents and warrants that it is a corporation duly organized and validly existing and in good standing under the laws of the Province of British Columbia.

10.2 **Representation - Execution**. PhotoChannel hereby represents and warrants it has the requisite power and authority to enter into this Agreement. PhotoChannel further represents that it has the requisite power and authority to perform its obligations under this Agreement and this Agreement has been duly executed and delivered by it. PhotoChannel further represents and warrants that the execution of this Agreement and the performance of its obligations will not constitute an infringement of any obligations and/or covenants which it is subject to. Wal-Mart hereby represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly executed and delivered by it. Wal-Mart further represents and warrants that the execution of this Agreement and the performance of its obligations will not constitute an infringement of any obligations and/or covenants which it is subject to.

10.3 **Representation - Facilities**. PhotoChannel hereby represents and warrants that it has and will continue to have access to necessary systems, equipment and facilities to perform its duties and obligations under this Agreement including, without limitation systems, equipment and facilities which meet or exceed the specifications provided in Schedule 10.5(1) and/or the specifications attributable to those items set forth in Schedule 10.5(1). Without any limitation to the foregoing, PhotoChannel hereby represents and warrants that each of the Computer Facilities and the Recovery Facility will each meet or exceed the specifications and requirements provided in Schedule 10.5(1).

10.4 **Representation – IP**. PhotoChannel hereby represents and warrants that, with the exception of the Third Party Software, it is the exclusive owner of all rights in and to the System, PCUploader and the PhotoChannel Lab System Software and all other software, documents or other materials to be used or provided under the terms of this Agreement in the manner and to the extent contemplated hereunder. PhotoChannel further represents and warrants that the System, PCUploader and the PhotoChannel Lab System Software, do not and will not infringe any Intellectual Property Right, contractual right, trade secret or other proprietary right of any third party.

10.5 **Representation - Hardware Requirements**. PhotoChannel hereby warrants that:

(1) each Branded System will be capable of being fully and successfully integrated with the hardware environment listed in Schedule 10.5(1);

(2) the PhotoChannel Lab System Software will be capable of being fully and successfully integrated with the hardware environment listed in Schedule 10.5(2);

(3) the minimum system requirements for PCUploader are those listed in Schedule 10.5(3).

10.6 **Representation – Third Party Software**. PhotoChannel hereby represents and warrants that the software listed in Schedule 10.6 is the only Third Party Software used in conjunction with each Branded System or the Order Processing Systems, or used in conjunction with the rendering of services hereunder. PhotoChannel further represents and warrants that the licenses governing the use of Third Party Software are and will remain in good standing. Without any limitation to the foregoing, PhotoChannel hereby represents and warrants that the performance of PhotoChannel's obligations hereunder is and shall remain in conformity with the rights afforded to and the obligations imposed upon PhotoChannel under the terms of said licenses.

10.7 **PHOTOCHANNEL HEREBY DISCLAIMS ANY WARRANTIES ITS SALESPERSONS OR OTHER STAFF MAY HAVE MADE EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.**

10.8 **Warranty - Original Development**. PhotoChannel hereby warrants that all software, Code, Documentation, Modifications, Enhancements, Updates, Maintenance Updates, customisations and all other materials provided under this Agreement, including without limitation the Wal-Mart Site, SAM'S CLUB Site and the Branded Environment, will be of original development by it and will not infringe any Intellectual Property Right, contractual right, trade secret or other proprietary right of any third party.

10.9 **Warranty - Successful Integration**. PhotoChannel warrants that the System, the PhotoChannel Lab System Software and PCUploader will be capable of being fully and successfully integrated and be fully functional with each of the Wal-Mart Site and the SAM'S CLUB Site. PhotoChannel warrants that the System will be capable of being fully and successfully integrated and be fully functional with each of the Wal-Mart Site and the SAM'S CLUB Site.

10.10 **Warranty - Conformity with Specifications**. PhotoChannel hereby warrants that the software, programs and computer systems developed, customized and/or enhanced under this Agreement, including without limitation each Branded System, PCUploader and the PhotoChannel Lab System Software will function properly and will function in all material respects in accordance with their respective Functional Requirements and Specifications. Without any limitation to the foregoing, the Branded System, PCUploader and the PhotoChannel Lab System Software as well as the Enhancements, the Updates, Maintenance Updates, Code, Documentation, and all other work and/or materials developed or provided by PhotoChannel hereunder shall be conceptualised, developed and/or prepared or have been conceptualised, developed and/or prepared according to the highest industry standards.

10.11 **Warranty - Virii, Trojans, backdoors, etc.** PhotoChannel hereby warrants that the software, programs and computer systems developed, customized, enhanced and/or provided under this Agreement, including without limitation each Branded System, PCUploader and the PhotoChannel Lab System Software:

(1) do not and will not contain any viruses, trojan horses, backdoors, Easter eggs, time bombs, worms, traps or other similar disabling mechanisms which are

intentionally designed to disable, erase, destroy, damage or adversely affect said software, programs and computer systems or reduce or otherwise limit their effectiveness;

(2) do not and will not contain any invisible text, hidden text, hidden information, hidden graphics or other hidden materials; and

(3) do not and will not contain any data collection tools, data matching tools or data mining tools other than those indicated in the Functional Requirements and Specifications.

10.12 **Warranty – Service Levels**. PhotoChannel hereby warrants that each Branded System shall meet or exceed the Service Levels.

10.13 **Warranty - Security**. PhotoChannel hereby warrants that the Security Measures meet and shall continue to meet industry accepted measures to prevent unauthorised access, communication, alteration and/or destruction of any Branded System and any Confidential Information and/or System Content contained thereon. Without any limitation to the foregoing, PhotoChannel hereby warrants that the Security Measures are sufficient, as generally accepted in the industry (including without limitation forthwith implementing the most recent updates for any security or virus protection software as they become available and/or upgrading any software and/or hardware which is no longer supported and/or otherwise becomes outdated or ineffective), to prevent, inter alia:

(1) any unauthorized access to the System (including without limitation any circumvention of the Access Restrictions and/or Security Measures);

(2) any unauthorized alteration, destruction, communication or reproduction of personal information and/or Confidential Information;

(3) any unauthorized alteration, destruction, communication or reproduction of any System Content; and/or

(4) any viruses, trojan horses, worms, traps or other similar disabling mechanisms which are intentionally designed to disable, erase, destroy, damage or adversely affect the Software and/or the System or reduce or otherwise limit their effectiveness.

10.14 **Warranty - Applicable Laws**. PhotoChannel covenants and warrants that in performing its obligations hereunder it shall comply with all Applicable Laws including, without limitation the provisions of the *Personal Information Protection and Electronic Document Act* (Canada) and any similar laws.

10.15 **Warranty - Wal-Mart Standards**. PhotoChannel covenants and warrants that it shall comply with, respect and/or implement all Wal-Mart Standards in performing its obligations under this Agreement. Without any limitation to the foregoing, PhotoChannel covenants and warrants that it shall fully adhere to and follow the Wal-Mart Standards

and the Terms and Conditions of Use in its dealings with Members, Guests and other users of the Branded System.

10.16 **No Waiver or Limitation**. PhotoChannel shall not be relieved from any of its obligations, covenants, representations, warranties and indemnities hereunder, nor shall the scope of any of PhotoChannel's obligations, covenants, representations, warranties and indemnities hereunder be reduced, qualified and/or limited, nor will PhotoChannel be relieved from any liability it may otherwise incur under the terms of this Agreement and/or the Vendor Agreement, as a result of:

(1) Wal-Mart's participation in any testing or Wal-Mart's failure to participate in any testing provided under the terms hereof; and/or

(2) Wal-Mart's conducting of or failure to conduct due diligence and/or investigations (including without limitation any Performance Audit).

Any liability incurred or arising in conjunction with the Original Agreement and/or Supplementary Agreement, including obligations, covenants, representations, warranties, indemnities, conditions and duties under the Original Agreement and/or Supplementary Agreement, shall not be extinguished by the execution of this Agreement and shall continue throughout the term of this Agreement and for a period of two years thereafter.

10.17 **Remedial Actions**. In the event of a failure of the Wal-Mart Site and/or the SAM'S CLUB Site, a Branded System, an Order Processing System, the System or any Enhancement, Update, Maintenance Update or other software provided hereunder, PhotoChannel shall, at its sole expense, use its best efforts to remedy and rectify said failure. The foregoing shall not release PhotoChannel from any of its obligations under this Agreement nor will it limit any of the rights and remedies available to Wal-Mart which may arise in contract or at law as a result of any such failure.

10.18 **Indemnity**. PhotoChannel will indemnify and hold Wal-Mart harmless from and against any action, claim, demand, loss, cost, damage, liability or expense (including reasonable legal fees) arising from: (i) any breach or alleged breach by it of any warranty set out in this Article 10 ; (ii) any breach of any of its obligations or covenants contained in this Agreement; (iii) the inaccuracy, incorrectness or untruthfulness of any of its representations contained herein or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and/or (iv) any charge-backs caused, in whole or in part, directly or indirectly, by PhotoChannel's negligence, wilful misconduct and/or breach of any service standard, contractual obligation, covenant, condition, representation and/or warranty. Wal-Mart will indemnify and hold PhotoChannel harmless from and against any action, claim, demand, loss, cost, damage, liability or expense (including reasonable legal fees) arising from the inaccuracy, incorrectness or untruthfulness of any its representations contained herein.

10.19 **Cross-breach**. In the event a party breaches any provision of the Vendor Agreement (whether it be a covenant, condition, representation and/or warranty), such breach shall be deemed to constitute a breach of this Agreement by such party. In such

circumstances, any general remedy, indemnification or other right which would be available to the other party in the event of a breach of this Agreement and any specific remedy, indemnification or other right which would be available to the other party in the event of a similar breach under this Agreement shall extend to any such breach of the Vendor Agreement. For greater certainty, the foregoing shall be in addition and without limitation to any other right or remedy which may be available to the other party at law.

ARTICLE 11
SOURCE CODE ESCROW

11.1 **Delivery of Source Code.** The parties hereby confirm that the source code escrow agreement entered by the parties on or about April 11, 2003 remains in effect and applies to the Escrow Materials, as defined in this Agreement (the "**Source Code Escrow Agreement**"). Within 30 days of the execution of this Agreement, PhotoChannel shall deliver the then the Escrow Materials for the then most current version of each of the components thereof to the Escrow Agent (as such capitalised term is described and/or defined in the Source Code Escrow Agreement). Upon any Update, Maintenance Update, Enhancement and/or other modification being incorporated to a Branded System, PCUploader and/or the PhotoChannel Lab System Software (or upon such later date as Wal-Mart may specify in its sole discretion), PhotoChannel shall forthwith deliver to the Escrow Agent the Escrow Material relating to said Update, Maintenance Update, Enhancement or other modification. Should Wal-Mart obtain the Escrow Materials, as same is provided in the Source Code Escrow Agreement, PhotoChannel shall no longer be entitled to receive any fees under the terms of this Agreement. The foregoing shall be in addition to any other rights and remedies which may be available to Wal-Mart.

11.2 **Source Code License.** The Source Code Escrow Agreement presently provides and shall continue to provide, *inter alia*, that :

(1) upon PhotoChannel being adjudged bankrupt or upon a receiver being appointed for PhotoChannel or upon PhotoChannel ceasing to carry on business, Wal-Mart shall have the right (but not the obligation) to obtain the Escrow Materials;

(2) should Wal-Mart elect to obtain the Escrow Materials, PhotoChannel shall grant to Wal-Mart a perpetual, irrevocable, transferable, non-exclusive, worldwide license to use and modify the Escrow Materials, including without limitation all source code for the Software, and to use and modify object code versions derived from any such source code or derived from the modified source code; and

(3) if Wal-Mart elects to obtain the Escrow Materials, PhotoChannel shall be entitled to receive a one time license fee of $10.

ARTICLE 12
PERFORMANCE AUDIT

12.1 **Performance Audit**.

(1) Upon reasonable prior notice to PhotoChannel, Wal-Mart and/or its designated representative may conduct a performance audit of the Computer Facilities, of the Recovery Facility or of any premises and/or facilities where a Branded System is installed and/or operated and/or where any System Content, Wal-Mart Materials or Confidential Information is stored or processed (including, without limitation, any embodiments thereof), so as to ensure PhotoChannel's compliance with the terms of this Agreement and so as to evaluate PhotoChannel's performance with respect thereto (such inspection and review, a "**Performance Audit**"). PhotoChannel will provide to Wal-Mart and/or its designated representative all support services and facilities reasonably necessary in connection with the Performance Audit at a level at least equal to the level of support services and facilities available to the internal staff of PhotoChannel.

(2) PhotoChannel shall use its best efforts to forthwith remedy any default, deficiency or non-compliance with its obligations or covenants hereunder revealed by any Performance Audit.

ARTICLE 13
TERM & TERMINATION

13.1 **Term**. This Agreement shall commence on the date hereinabove set forth and, subject to earlier termination as provided herein, continue in effect for a term of two (2) years (the "**Initial Term**"). This Agreement shall be automatically renewed for one (1) year periods (each such period, a "**Renewal Term**") unless written notice is provided by Wal-Mart to PhotoChannel not less than thirty (30) days prior to the end of the Term or the then current Renewal Term (the Initial Term and any and all Renewal Terms, as the case may be, are collectively referred to herein as the "**Term**").

13.2 **Termination without cause**. Wal-Mart may terminate this Agreement for any reason and without any liability on 30 days' prior written notice. In the event that Wal-Mart elects to terminate this Agreement without cause, Wal-Mart shall pay PhotoChannel all undisputed amounts payable hereunder to PhotoChannel up to the date of termination.

13.3 **Termination.** A party shall be entitled to terminate this Agreement forthwith if:

(1) the other party makes a general assignment for the benefit of its creditors or a proposal or arrangement under the *Bankruptcy and Insolvency Act* (Canada) or any successor legislation, if a petition is filed against the other party under the *Bankruptcy and Insolvency Act* (Canada), if the other party is declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers shall be appointed, either privately or judicially, of or for the other party or if the other party shall

commit an act of bankruptcy or propose a compromise, arrangement or otherwise have recourse to any law for the protection of debtors; or

(2) if the other party fails to fulfill any of its obligations hereunder and does not commence to take reasonable steps to cure such failure within thirty (30) days after receiving written notice of such failure.

13.4 **Effect of Termination**.

(1) Upon termination or expiration of this Agreement, PhotoChannel shall immediately return to Wal-Mart all Wal-Mart Confidential Information, all Wal-Mart Materials, all materials relating to the Branded Environment and/or the Wal-Mart Site and/or the SAM'S CLUB Site and all System Content and all proprietary information and all materials containing, incorporating and/or embodying any of the foregoing, and upon so doing, PhotoChannel shall provide Wal-Mart with an officer's certificate attesting that it has fully complied with its obligations under this Paragraph 13.4(1).

(2) With the exception of the licenses contemplated under Section 11.2, upon termination or expiration of this Agreement, all licenses granted hereunder shall forthwith terminate and any use of the subject matter of said licenses shall forthwith cease.

(3) Upon termination or expiration of this Agreement, PhotoChannel shall immediately pay Wal-Mart any amounts then outstanding.

(4) Upon termination or expiration of this Agreement, Wal-Mart shall immediately return to PhotoChannel all of PhotoChannel's Confidential Information (other than Confidential Information licensed pursuant to the Source Code Escrow Agreement or any Confidential Information relating thereto or otherwise necessary for fulfilling the purposes thereof) and shall pay any amounts then outstanding which are not disputed by Wal-Mart.

13.5 **Survival**. The obligations, covenants, representations and/or warranties set forth in Article 8 and Article 10 Sections 7.14, 13.4 and 13.5 and Paragraph 12.1(1) shall survive expiration or termination of this Agreement.

ARTICLE 14
GENERAL MATTERS

14.1 **Project Administration**.

(1) **Project Coordinators**. Each party shall designate the name, address, telephone, fax and e-mail address of a project coordinator (the "**Project Coordinators**"). The Project Coordinator of each party shall be responsible for arranging all meetings, visits and consultations between the parties, and for the transmission and receipt of Statement of Work, Code, Documentation, Enhancements, Updates, Maintenance Updates and any other materials and technical information between

the parties under this Agreement. The Project Coordinators shall also be responsible for receiving all notices under this Agreement and for all administrative matters such as invoices, payments and Statement of Work.

The Project Coordinator for Wal-Mart shall be:

Kevin Sorby	
Telephone:	(905) 821-2111 ext. 8302
Fax :	(905) 821-6353
E-Mail :	kevin.sorby@wal-mart.com

The Project Coordinator for PhotoChannel shall be:

Yasmin Abraham	
Telephone:	(604) 893-8955 Ext 246
Fax:	(604) 893-8966
E-Mail:	yabraham@photochannel.com

Each of the above Parties may change its respective Project Coordinator by providing written notice to the other.

(2) **Availability**. Each party shall use commercially reasonable efforts to ensure that its Project Coordinator is available Business Days between 7:30 a.m. PST and 5:30 p.m. PST, and will endeavour to have its Project Coordinator respond as expediently as possible to any communication of the other Project Coordinator.

(3) **Project Meetings**. The Project Coordinators shall liaise between Wal-Mart and PhotoChannel and shall participate in regular development meetings, project status meetings, project implementation meetings and post implementation meetings (including without limitation any meeting which relates in whole or in part with the operation of the Branded System and any Update, Maintenance Update and/or Enhancement). Such meetings shall take place within five (5) days of a request for same being made by Wal-Mart's Project Coordinator.

14.2 **Non-Exclusivity**. Nothing herein shall be construed to provide PhotoChannel with exclusive rights with respect to the development and/or supply of any of the products and services contemplated hereunder.

14.3 **Public Notices**. No press release or other announcement concerning this transaction shall be made by any of the parties without the prior approval of all such parties, such approval not to be unreasonably withheld. The parties agree that at a minimum a general announcement announcing this Agreement will be made upon execution hereof containing sufficient information to satisfy securities regulatory requirements which may apply to any of the parties hereto.

14.4 **Expenses**. Except as otherwise provided in this Agreement each of the parties hereto will pay its own legal, accounting expenses and other expenses relating to the rendering of professional services.

14.5 **Waiver**. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

14.6 **Notices**.

(1) Any notice or other communication required or permitted to be given hereunder shall be in writing and, if sent by facsimile transmission or delivered by another form or recorded communication, shall be deemed to have been received on the next Business Day following dispatch and acknowledgement of receipt by the recipient's facsimile machine or other form or recorded communication, or if delivered by hand shall be deemed to have been received at the time it is delivered. Notice of change of address shall also be governed by this Paragraph 14.6(1).

(2) Notices shall be addressed to the Project Coordinator of the other party and shall be directed to the following as follows (unless a notice of change of address is provided to the other party in which case all future notices shall be delivered to the address provided in said notice of change of address):

To Wal-Mart:

Wal-Mart Canada Corp.
1940 Argentia Road
Mississauga, Ontario
L5N 1P9

Attention: Operations Manager, PhotoCentre

To: PhotoChannel

Attn: CFO
#506 – 425 Carrall Street
Vancouver, BC V6B 6E3
Facsimile number (604) 893-8966

14.7 **Time of Essence**. Time shall be of the essence in the performance by PhotoChannel of its obligations under this Agreement.

14.8 **Further Assurances**. The parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as the other party hereto may reasonably require for the purpose of giving effect to this Agreement whether before or after the its execution.

14.9 **Assignment**. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Without any limitation to the foregoing, each party shall be permitted to assign all of its rights and obligations hereunder (and

shall only be permitted to assign all of its rights and obligations hereunder) to an Affiliate of said party provided it shall remain liable for the performance of its obligations hereunder and for the representations and warranties it provided hereunder.

14.10 **Use of Subcontractors**. Wal-Mart acknowledges that it is PhotoChannel's intent to use its authorized representatives (the "**Subcontractors**") to render certain or all the services provided hereunder. PhotoChannel agrees to provide Wal-Mart with a list of any such Subcontractors for Wal-Mart's prior acceptance thereof, which acceptance shall not be unreasonably withheld. PhotoChannel acknowledges and agrees that it shall be fully liable for the conduct of such Subcontractors (including without limitation any conduct which constitutes a breach of any of its obligations under this Agreement, any tortious or negligent conduct of said Subcontractors or any infringement of any Applicable Law by said Subcontractors) and for the performance of any obligations it delegates.

14.11 **Force Majeure**. No party shall be in default if failure to perform any of its obligations hereunder is caused solely by supervening conditions beyond such party's control, including acts of God, civil commotion, strikes, labour disputes, or governmental demands or regulatory requirements not existing at the date of this Agreement.

14.12 **Attornment**. Each party hereby irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of Ontario with respect to any matter arising hereunder or related hereto and waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the institution or maintenance of any action in such courts.

14.13 **Counterparts**. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Delivery of this Agreement or of any other agreement or instrument contemplated hereby may be made by facsimile transmission. The sender undertakes to deliver promptly to each recipient an original of this Agreement or such other agreements or instrument executed by the sender.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WAL-MART CANADA CORP.

Per: ______________________________

Name:
Title:

PHOTOCHANNEL NETWORKS INC.

Per: ________________________________
Name:
Title:

Per: ________________________________
Name:
Title:

SCHEDULE 1.1(1)
ACCESS RESTRICTIONS

For Wal-Mart:

- Wal-Mart will have password protected access to global reporting on activity within Member accounts;
- Wal-Mart will have password protected access to all Gift Transactions and Print Transactions generated through each Branded System; and
- Wal-Mart, at it sole discretion, shall determine which employees, Printers, Producers or other third parties may have access to these reports and the Order Processing Systems.

For Printers/Producers:

- Each Printer and/or Producer, as determined and authorized by Wal-Mart, will have access to its Order Processing System though a unique user ID and password. The Order Processing System will only show the Printer and/or Producer the Select Pictures it was designated to receive in relation to a Gift Order Form or a Print Order Form.

For Members:

- Each Member may only access such sections of the Wal-Mart Site/SAM'S CLUB Site which Wal-Mart may in its sole discretion designate.

- Each Member may access its respective Member Content through use of a unique user id and password.

For Guests:

- Each Guest may only access such sections of the Wal-Mart Site/SAM'S CLUB Site which Wal-Mart may in its sole discretion designate.

- Each Guest may access the Member Content of a particular Member through use of a specific URL address and associated password created by that particular Member.

For other Persons accessing the Wal-Mart Site/SAM'S CLUB Site other than those provided above:

- General access to the Wal-Mart Site shall be limited to those sections of the Wal-Mart Site/SAM'S CLUB Site which Wal-Mart may in its sole discretion designate.

SCHEDULE 1.1(20)
FUNCTIONAL REQUIREMENTS AND SPECIFICATIONS
(BRANDED SYSTEMS)

Means the current functionality of each Branded System as set out in the table below and as may be amended from time to time, by prior mutual agreement of the parties.

Site Features	PNI
Account Based system	
Creation of an account to store personal data in order to interact with photos and place orders	Yes
Express printing	
"Account not needed" option in order to quickly order prints only directly from web site	Yes
Ability to create an account within or at the end of the QuickFlow process	Yes
Uploader	
Compatible with IE, Firefox, Safari, Netscape, Mozilla, Opera	Yes
Upload Feedback/Progress Bar with % for each image	Yes
Upload Feedback/Progress Bar with % for entire order	Yes
Estimated time of upload progress meter	Yes
Mb of images remaining to be uploaded counter	Yes
View images as thumbnails	Yes
Preview image	Yes
Turn image compression on or off	Yes
Other Upload Options	
One by One option available	Yes
Upload from mobile	Yes
UI	
Fully branded to Wal-Mart requirements	Yes
Multilingual	Yes
Deliver custom workflow based upon Wal-Mart needs	Yes
Organizing	
Create albums	Yes
Navigate albums and photos	Yes
Search by date	Yes
Search by A-Z	Yes
Categorize and Index Images	Yes
Sharing	
Sharing of individual images via e-mail	Yes
Sharing of Albums via e-mail	Yes
Branded HTML mail	Yes
Ability for share recipient to order prints	Yes
Ability for share recipient to order prints without having to follow link or login to the site	Yes
View and maintain access to albums shared by friends/other members	Yes
Guest Book - ability to add comments to albums shared by other members	No
Editing	
Identify images that need cropping	Yes
Notification to lab staff of images that have not been cropped	Yes
Cropping to specific Aspect Ratios	Yes

Auto-fix	Yes
Auto-Enhance selectable on/off	Yes
Red Eye	Yes
Rotate	Yes
Flip	Yes
Borders	Yes
Restore Image to original at any time	Yes
B&W/Sepia	Yes
Tints - Blue/Red/Green/Pink	Yes
Fill Flash - auto brighten	Yes
Templates	Yes
Edit within template	Yes
Storage	
Unlimited storage of images for active subscribers	Yes
Image delete configurable by Wal-Mart	Yes
Shopping Cart	
Editing functions as listed above	Yes
Real time, dynamic WYSIWYG - Thumbnail view of image represents cropping information of final print	Yes
Store finder (via mapping, postal code, phone number and drill down)	Yes
Opt in/out for permission based marketing	Yes
Sales tax calculation	Yes
Separate path for professional photographers	
Selectable on/off configuration for image correction and utilization of Wal-Mart specific ICC printer profiles for professional work.	Yes
High resolution upload option	Yes
Custom backprint options	Yes
Information and integration with Wal-Mart printer profile system.	Yes
Link to Wal-Mart profile provider.	Yes
PNI Kiosk Integration	
Access online images from Kiosk for printing in store	Yes
Upload images from Kiosk to online account	Yes
Open new online account from kiosk	Yes
Monitor Kiosks centrally (without directly Internet connecting them)	Yes
Update kiosks centrally (without directly Internet connecting them)	Yes
Image profile sent to printer the same from Kiosk as from Online	Yes
Specialized Gifting Workflows	
Photobooks	Yes
Calendars	Yes
Greeting Cards	Yes
Unlimited Gift items	Yes
Online Music	Yes
Scrapbooking	Yes
Restoration	Yes
UR in the Paper	Yes
Ability to save projects	Yes
Printing	
Image resolution checking	Yes
Dual Warning (highlighting products not recommended for this resolution as well as	Yes

identifying via an icon)	
Pre-compose and render images for printing	Yes
Deliver only necessary resolution for printing	Yes
Glossy or Luster finish	Yes
Back printing - selectable option	Yes
Back printing - custom text	Yes
System Emails	
System based customer response e-mails (delivered in HTML or text)	Yes
Thank you for opening an account e-mail	Yes
Order confirmation e-mail	Yes
Order shipped e-mail	Yes
Order ready for pickup e-mail	Yes
Abandoned shopping cart e-mail	Yes
Sharing Emails	Yes
Forgotten Password email	Yes
Storage warning e-mail	Yes
Storage deletion e-mail	Yes
Online Order Status	
Check order status online	Yes
Ability to reorder and edit any order	Yes
Ability to re-submit partial order	Yes
Mobile Features	
Sending images from handsets to an online account	Yes
Printing of mobile phone images from carrier MMSC to retailer	Yes
On-Line Help System	
Demos	Yes
Tutorials	Yes
Context sensitive help	Yes
Customizable	Yes
Updated regularly to include member feedback	Yes

Fulfillment and Support

Fulfillment	
Connect to any third party fulfiller with an established order API	Yes
Deliver interface to any third party fulfiller without an established order API	Yes
Split orders at product level	Yes
Full track and trace tools for all fulfillment partners	Yes
Integrate with Wal-Mart chosen partners	Yes
Shipping	
Service levels based on individual order content and print volume	Yes
1Hr Collect in store	Yes
Split print and gift order for prints to go to 1hour and gifts to be mailed to home	Yes
Deliver promise time based upon line speed, orders ahead in the queue, size of order etc	Yes
Deliver to home/chosen address	Yes
Choice of shipping options for mail to home	Yes
Pick up time based on order size	Yes
Choice of pick up time	Yes
Customer Support	

800 access and email access in English and French	Yes
Asociate Support	
800 access and email access in English and French	Yes

In-Store & Management Systems

Site Updating	
Turn available products on and off remotely	Yes
Adjust prices in "real time" at Wal-Mart's discretion	Yes
New products added with 48 hrs notice	Yes
Change badges, hero shots and promotional space in "real time" at Wal-Mart's discretion	Yes
Order Puller (instore workflow software)	
Initiates a connection with the online systems via a secure key exchange	Yes
Pulls from Secure URL	Yes
Prints order information (label printer, laser printer, 4x6 print in sequence etc)	Yes
Sends orders to correct printing device via auto release or manual release	Yes
Has a file system for in-store reuse	Yes
Delivers information to online systems and monitoring systems on a variety of items including health of systems and order statuses ie inprogress, complete, resubmitted	Yes
Notify whether image has been cropped or not	Yes
Notification of image correction on/off	Yes
PJP on/off sleection	Yes
Can connect to multiple devices	Yes
Search Member orders across system via a variety of methods (name, order #, phone number etc)	Yes
Notifies lab staff of orders with Gift being sent to home	Yes
Test all major lab connectivity issues	Yes
Sort and schedule orders by size and surface	Yes
Print individual images within the order	Yes
Show order promise time based on traffic volume at the lab	Yes
Show estimated time of order download to the labs PC	Yes
Option to manually and automatically close order status	Yes
Adjust puller to output specific label print sizes	Yes
Resubmit Order	Yes
Updates printer variables from central database (ie if a Nortisu is swapped for a Fuji no onsite work needed)	Yes
Stores orders and images onsite for a set amount of time (discretionary by Wal-Mart)	Yes
Monitoring Tools	
Centralized monitoring of all 1-hour locations	Yes
Ability to drill down to order status at individual locations	Yes
Sort store status by a variety of criteria	Yes
Send reports of store status	Yes
Test and validate basic functionality required for 1 hour location operation	Yes
Enable or disable store locations within the site	Yes
Adjust delivery promise time manually	Yes
Monitor Kiosks within the same interface without directly Internet connecting them	Yes
Web-Based Reporting Tools	
Automated summary report (daily, weekly, monthly or discretionary)	Yes
Automated revenue report (daily, weekly, monthly or discretionary)	Yes
Automated transaction report (daily, weekly, monthly or discretionary)	Yes

Automated prepaid report (daily, weekly, monthly or discretionary)	Yes
Custom automated reports (daily, weekly, monthly or discretionary)	Yes
Analytics - Page tagging etc	Yes

Marketing and Ecommerce

On-site Marketing vehicles (areas for marketing insertions)	
Upsell areas on all ordering pages	Yes
Suggestive product marketing	Yes
Product/pricing area	Yes
Any page sliders	Yes
In situ messaging	Yes
Banner/footer/side bar placement	Yes
Integrated E-mail marketing engine	
Mass mail capability	Yes
Automated HTML, text and AOL delivery	Yes
Overall List management	Yes
Manage subscribe/unsubscribes	Yes
Generate customer demographic profiles from order history and metadata - generate lists for marketing	Yes
Track e-mail response - opens, click throughs, orders etc	Yes
Automated graph generation of tracked metrics	Yes
E-commerce	
Clearing of transactions via on-line credit card payment	Yes
Instore payment	Yes
Prepaid print card clearing system	Yes
Prepaid print card online ordering system	Yes
Prepaid print card balance reporting	Yes
Corporate billing	Yes
Promotional Couponing - $ value loads to accounts	Yes
Promotional Couponing - Pre-Paid print sales	Yes
Promotional Couponing - promotion codes	Yes
Promotional Couponing - Quantity discounts	Yes
Promotional Couponing - % Discounts	Yes
Customer acquisition gateways with special offers or promotions	Yes

Integrations

3rd Party Integrations	
Microsoft Vista	Yes
Kodak Gallery	Yes
Sony Imagestation	Yes
Google Picassa	Yes
Kodak kiosks	Yes
3rd Party client software	Yes
Mobile Phones	Yes
Mobile Messaging	Yes
Desktop & CD/DVD Viewer Software	
Integrate with virtually any third party client application	Yes
Add connectivity to allow orders from Desktop to be fulfilled at Wal-Mart chosen fulfiller	Yes

Without any limitation to the foregoing, the functionality includes that set forth in the documentation sent by e-mail by PhotoChannel to Wal-Mart on Tuesday, January 29, 2008 4:56 PM (Eastern Time, contained in the file named "Wal-Mart Canada consumer support documentation jan 29 08.doc"

SCHEDULE 1.1(65)
SECURITY MEASURES

Security measures shall meet or exceed industry standards and shall at a minimum include:

1. Access to all network and server devices used to operate the Branded System must be maintained in a locked environment.

2. Use of video surveillance to prevent unauthorised access to the Computer Facilities and the Recovery Facility.

3. Use of alarm system with built-in capability of advising police authorities and/or security company of any unauthorised access to the Computer Facilities and the Recovery Facility.

4. Temperature/humidity needs to be continuously monitored and kept at hardware specification levels.

5. Only authorized PhotoChannel employees and/or authorized contractors selected and retained in accordance with the terms and conditions of the Agreement are to have access to the Computer Facilities and the Recovery Facility, or as mutually agreed to by the parties.

6. Presence of fully operational halon automatic fire extinguishing system in Computer Facilities. Presence of fire extinguishers and smoke detectors in premises neighbouring the Computer Facilities and the Recovery Facility.

7. PhotoChannel shall ensure that the hosting, operation and maintenance of the Branded Site(s) on the Computer Facilities and the Recovery Facility is through dedicated servers only.

8. Minimum required TCP ports open on the firewall(s) to allow Branded Systems functionality. Access to the Branded Systems through the firewall shall be continuously maintained and monitored.

9. All passwords and user IDs must be kept confidential and must remain within the Computer Facilities (as the case may be) and the Recovery Facility and can only be provided to authorized employees or representatives of Wal-Mart.

10. Any employee of PhotoChannel, subcontractor retained by PhotoChannel or employee of such a subcontractor who will have access to any System Content must enter into a non-disclosure agreement containing provisions at least as restrictive as those contained herein which apply to PhotoChannel.

11. Use of intrusion detection system which shall be continuously updated and monitored to prevent unauthorised access.

12. Virus scanning on the gateway and on each of the servers upon any creation, addition or modification of files stored in Computer Facilities and/or on the Recovery Site and implementation and application and enforcement of procedures to ensure regular and prompt updating of virus definitions and/or upgrade of virus detection software;

13. Use of account and file system security controls;

14. Use of database security controls;

15. Use of SSL layer for all customer admin functions; and

16. Use of SSL layer for all e-commerce transactions.

17. Only developers from PhotoChannel will have access to change Code which affects any Branded System. All others will be restricted from having access to said Code.

18. PhotoChannel shall ensure that all software and hardware used by it in connection with a Branded System remains current so as to permit continuous and effective monitoring and enforcement of all of the foregoing Security Measures.

19. PhotoChannel shall ensure that System Content is segregated from any third party content, including, without limitation that of other PhotoChannel customers.

20. In accordance with Section 3.12, on or before March 31, 2008, PhotoChannel shall adopt and fully comply with all PCI Standards. Without limiting the foregoing, in accordance with Section 12.8 of the PCI Standards, PhotoChannel,

    (a) acknowledges that it is responsible for any credit card and cardholder data in its possession;

    (b) acknowledges that it does not own any cardholder data or information and that such data or information shall only be used to assist in the completion of a credit card order, in support of a loyalty program approved by Wal-Mart, providing fraud control services, or for other uses specifically required by law; and

    (c) shall permit Payment Card Industry representatives (or their representatives) to conduct a thorough security review of PhotoChannel's systems after a security intrusion and PhotoChannel shall cooperate and provide access to all systems and premises in order to facilitate such review.

SCHEDULE 1.1(70)
SYSTEM SERVICE LEVELS

System Uptime. Each Branded System shall be continuously available and fully operational no less than ninety-nine percent (99%) of the time, including any down time for system backups and/or maintenance.

Maximum Page Size. All web pages displayed by the Branded System shall be no larger than 150 kilobytes and the average page size will be under 50 kilobytes, not including any Photo(s) which may be displayed by the Member(s) and/or Guest(s) within the Wal-Mart Site.

Scalability. The Branded System shall be fully scalable to meet any increase in data volumes, file volumes, storage requirements and/or usage levels of the Branded System.

Capacity. To the extent that the Computer Facilities and/or the Recovery Facility reaches 75% capacity in terms of storage, bandwidth and/or processor usage, PhotoChannel shall forthwith provide Wal-Mart with notification of same and shall provide Wal-Mart with an action plan setting out how it will upgrade the Computer Facilities, the Recovery Facility and/or the Branded System to meet such increases. In no event shall PhotoChannel permit capacity with respect to any of the foregoing areas to exceed 85%.

Bandwidth. The Computer Facilities and the Recovery Facility shall have two redundant T-1 lines, capable at all times of meeting or exceeding, the demands on each Branded Systems through the world wide web. Such bandwidth shall be scalable as may be required for the hosting of the Branded Systems on the world wide web.

Transactions Fees & Taxes. All amounts charged and/or payable in conjunction with any Gift Transaction and/or Print Transaction (including, without limitation, Transaction Fees and applicable taxes) shall be accurate, properly displayed, properly applied to any Credit Card, properly incorporated within an invoice, and properly recorded by the Wal-Mart System. All applicable taxes will be properly identified, accurately calculated, conspicuously displayed and properly charged and/or applied.

SCHEDULE 1.1(95)
WAL-MART STANDARDS

1. Those terms, conditions, standards, procedures, requirements and other obligations set forth in the section of the Vendor Agreement entitled "Wal-Mart Standards for Vendors", as same may change from time to time; and

2. Those terms, conditions, standards, procedures and requirements relating to customer servicing and customer relations management as Wal-Mart may specify from time to time.

SCHEDULE 5.4
STATEMENT OF WORK

Date: ____________________

Project Coordinator's Signature: ____________________

CUSTOMER NAME: (Full Legal Name) Wal-Mart Canada Corp.

CUSTOMER PROJECT COORDINATOR CONTACT:

Name/Title:
Address:
City: ____________________ Province: ____________ Postal Code: ____________
Phone: Ext: ________ Fax: ____________________ Email:

PRIMARY TECHNICAL CONTACT: (Main technical contact for all sites)

Name/Title:
Address: _
City: Province: ____________ Postal Code:
Phone: ____________ Ext: ________ Fax: _ Email:

AUTHORIZED REPRESENTATIVE

Name/Title:
Address:
City: ____________________ Province: ____________ Postal Code: ____________
Phone: ____________ Ext: ________ Fax: ____________________ Email:

5. SERVICE DESCRIPTION AND REQUIREMENTS:

PROJECT OVERVIEW:

PROJECT SCOPE:

SERVICES RENDERED / DELIVERABLES PRODUCED

Description of Service / Deliverable	Service Requested/Customer Initial
☐ Additional Description of Services / Deliverable attached hereto as Schedule "A"	

6. **ESTIMATED DURATION AND SCHEDULE:**

Milestone	Completion Date	Estimated Effort (Hours)
Start of project	xx/xx/xxxx	0
Milestone #1	xx/xx/xxxx	
Milestone #2	xx/xx/xxxx	
……		
End of project	xx/xx/xxxx	

7. **QUOTED SERVICE FEES (TO BE COMPLETED BY PHOTOCHANNEL AND ACCEPTED BY CUSTOMER):**

		Customer Approval (initialled)
Customization Fee:	$	
Monthly Service Fee (if applicable)	$	
Completion Date		

PhotoChannel Service TERMS AND CONDITIONS

THE PARTIES REPRESENT AND WARRANT THAT THEY HAVE FULL CORPORATE POWER AND AUTHORITY TO EXECUTE AND DELIVER THIS AGREEMENT AND TO PERFORM THEIR OBLIGATIONS HEREUNDER, AND THAT THE PERSON WHOSE SIGNATURE APPEARS BELOW IS DULY AUTHORIZED TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE PARTY WHOM THEY REPRESENT.

☐ Additional Terms and Conditions are attached hereto as Schedule "B"

For PhotoChannel Networks Inc.

Signature: ______________________________

Name: ______________________________

Title: ______________________________

Date: ______________________________

For: Wal-Mart Canada Corp.

Signature: ______________________________

Name: ______________________________

Title: ______________________________

Date: ______________________________

SCHEDULE 10.5(1)
HARDWARE ENVIRONMENT (BRANDED SYSTEMS)

Requirements:

The hardware and equipment which comprise part of the Computer Facilities or the Recovery Facility must be subject to a service contract with the respective vendor of such hardware and equipment. The terms and conditions of said service contract must contain such provisions so as to ensure that the Branded System is fully operational and operates at or beyond the Service Levels (including without limitation the 99% uptime Service Level). Moreover, the Computer Facilities and the Recovery Facility must have access to a backup generator so as to ensure the availability of the Branded System during any power outage for a minimum period of one (1) hour.

The hardware and equipment which comprise part of the Computer Facilities or the Recovery Facility must be kept up to date with updates and upgrades, both in firmware and technologies, so as to allow the handling of any increase in the load of the Branded System and other demands made of the Branded System. All such hardware and equipment must be fully redundant in case of system failure. Room temperature and room humidity and electrical power of the Computer Facilities and the Recovery Facility must be within hardware specifications stated by the respective vendor.

PhotoChannel must use comparable hardware and equipment than that used by the Computer Facilities and/or by the Recovery Facility for testing and development of updates and upgrades to the Branded System. For greater certainty, although such hardware and equipment must also be serviced by the respective Vendor of such hardware and equipment, such agreement need not provide as high a level of service as contemplated with respect to the hardware and equipment which comprise part of the Computer Facilities and/or the Recovery Facility.

Specifications:

Without any limitation to the foregoing, the Computer Facilities shall initially include, at a minimum, the following equipment, hardware and software:

The System is made up of 3 main components. Front end web servers that serve pages, back end application servers that handle processing, and a database cluster. All Applications are built in ASP.net using the 1.14 framework. Each is briefly described below.

Front End Web Server

20 servers consisting of HP DL 140s, dual 2.8 ghz zeon processors, 2gb ram, 80gb hd (as same may be upgraded from time to time to satisfy Service Levels and other PhotoChannel obligations).

Our web server pool is made up of 10 front end web servers that serve pages for all of our clients. We run this farm at an average of 40% capacity and never more than 80% capacity due

to the seasonal nature of our market we trend the growth and scale accordingly. When needed we can allocate hardware quickly from our reserve pool or via quick ship from our hardware providers.

The servers in this farm are HP DL 140's with dual 2.8ghz xeon processors, 2gbs of ram and 80 gig hard drives running windows web server edition 2003. These systems handle 800-1000 Concurrent users without stressing beyond 85% processor utilization. This equates to support approximately 240,000 users thought the peak 8 hours of a day.

Back end App servers for Image, Order and Upload servers

33 servers consisting of HP DL 140s, dual 2.8 ghz zeon processors, 2gb ram, 80gb hd (as same may be upgraded from time to time to satisfy Service Levels and other PhotoChannel obligations).

Our back end servers run three web service based sites for orders, images, and uploads. Image service – Handles rotation, resize, crop and other image manipulation functions. Fast processor intensive requests

Upload Service – Maintains the users file transfer for uploads . Long running not processor intensive

Order Service – Handles connections form labs so that they can pull orders. Long Running not processor intensive

This farm of 18 servers are HP DL 140's with dual 2.8ghz xeon processors, 2gbs of ram and 80 gig hard drives running windows web server edition 2003. These systems handle 900-1100 Concurrent connections without stressing beyond 85% processor utilization.

Database Servers

2 node Cluster of HP DL 585 dual 2.2ghz Opterons, 8gb ram

We run a 2 machine SQL Cluster made up of Compaq/HP DL 585 2.2 ghz Opteron Processors and 8 gigs of Ram Running windows server 2003 and 64 bit sql server enterprise edition. These servers are configured with direct fiberchannel mount points into our storage infrastructure. These machines currently run between 20 and 30% utilization and can easily grow with additional processors(we can add 6 more) or by adding additional cluster nodes

SCHEDULE 10.5(2)
HARDWARE ENVIRONMENT (PHOTOCHANNEL LAB SYSTEM SOFTWARE)

Minimum System Requirements for PhotoChannel Lab System Software:

Item	Required Specifications
Case	Mini desktop
CPU	Intel Celeron 2.53Ghz
Fan	Ball Bearing
Memory	256MB DDR RAM
Hard Drive	Seagate 40GB HD 7200rpm
External Media Drive	1.44 FDD, CD-RW or DVD-RW
Controller	Integrated
I/O	Integrated
Video Card	Integrated
CD ROM	Aopen 56X - CDRW Optional
Sound Card	Integrated
Speakers	N/A
Modem	N/A
Network Card	Integrated 10/100 PCI Ethernet Card (for 2nd NIC)
Optical Drive	N/A
Keyboard	Windows
Mouse	2 button scroll
Software	Pre-Load per PhotoChannel
Operating Sys.	MS Windows 2000 Pro or later version
Laser Printer	HP 1020
Monitor	15" LCD Monitor

SCHEDULE 10.5(3)
MINIMUM SYSTEM REQUIREMENTS (PCUPLOADER)

Minimum system requirements for PCUploader:

Windows 95 or later
64MB RAM
30MB disk space

SCHEDULE 10.6
THIRD PARTY SOFTWARE

1. Mercury Interactive suite of tools;
2. MS Sequel Server;.
3. Redgate Sequel Server tool;
4. Light Sequel Server tool;
5. Crystal Reports; and
6. Adobe Flash.